Press Release For immediate release
Invesco Ltd. Announces October 31, 2016
Assets Under Management and Accelerated Share Repurchase Program

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, November 9, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $807.5 billion, a decrease of 1.5% month over month. The decrease was driven by unfavorable market returns, foreign exchange, and net long-term outflows largely driven by redemptions from a single US subadvised client. The decrease was partially offset by an increase in PowerShares QQQs and money market AUM.  FX decreased AUM by $7.6 billion. Preliminary average total AUM for the quarter through October 31st were $813.8 billion, and preliminary average active AUM for the quarter through October 31st were $672.2 billion.
Additionally, the company has entered into an accelerated share repurchase agreement effective November 4th, 2016 with Bank of America, N.A. to repurchase $150 million of the company’s outstanding common stock (the “ASR”).  The total number of shares that the company will repurchase under the ASR will be determined upon final settlement based generally on the volume-weighted average price of the company’s common stock during the repurchase period.  Final settlement of the ASR is expected to occur no later than year-end 2016.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2016(a)	$807.5	$354.7	$205.8	$47.4	$78.8(b)	$120.8
September 30, 2016	$820.2	$365.3	$207.0	$48.9	$77.2	$121.8
August 31, 2016	$821.0	$367.0	$205.0	$48.7	$80.2	$120.1
July 31, 2016	$811.8	$366.6	$202.7	$48.3	$75.0	$119.2
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2016(a)	$664.9	$264.0	$163.2	$47.4	$78.7(b)	$111.6
September 30, 2016	$676.9	$273.7	$164.6	$48.9	$77.1	$112.6
August 31, 2016	$677.9	$274.6	$163.7	$48.7	$80.1	$110.8
July 31, 2016	$670.6	$274.8	$162.9	$48.3	$74.9	$109.7
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2016(a)	$142.6	$90.7	$42.6	$—	$0.1(b)	$9.2
September 30, 2016	$143.3	$91.6	$42.4	$—	$0.1	$9.2
August 31, 2016	$143.1	$92.4	$41.3	$—	$0.1	$9.3
July 31, 2016	$141.2	$91.8	$39.8	$—	$0.1	$9.5

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $70.5 billion in institutional money market AUM and $8.3 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

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